Filed pursuant to Rule 433
January 25, 2006

Relating to Pricing Supplement No. 5 to
Registration Statement No. 333-131266
dated January 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – January 25, 2006

Commodity-Linked Capital-Protected Notes
due January 30, 2013
Based on the Price of West Texas Intermediate Light Sweet Crude Oil

Offering Price:	$1,000 per Note
Aggregate Principal Amount:	$5,000,000
Pricing Date:	January 25, 2006
Original Issue Date:	January 30, 2006
Maturity Date:	January 30, 2013
Initial WTI Oil Price:	$65.85
Listing:	None
CUSIP:	61746SBZ1
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per Note: Total:	100% $5,000,000
Agent’s Commissions	Per Note: Total:	1.00% ($10 per Note) $50,000
Proceeds to Company:	Per Note: Total:	99.00% $4,950,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement, dated January 25, 2006
Prospectus Dated January 25, 2006
Prospectus Supplement Dated January 25, 2006